UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 9, 2020

Comfort Systems USA, Inc.

(Exact name of Registrant, as specified in its charter)

Delaware	1-13011	76-0526487
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

675 Bering Drive, Suite 400
Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 830-9600

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	FIX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	Entry into a Material Definitive Agreement

On March 9, 2020, Comfort Systems USA, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 9, 2020 with its wholly owned subsidiary, OSC Acquisition Corp. (“Merger Sub”), TAS Energy Inc. (“TAS Energy”), and Element Partners II, L.P., in its capacity as the exclusive representative of the stockholders of TAS Energy (“TAS Stockholders”). The Merger Agreement provides that Merger Sub will merge with and into TAS Energy and each outstanding share of TAS Energy capital stock will be canceled and converted into the right to receive a portion of the merger consideration (described below) upon the terms and conditions set forth in the Merger Agreement. Upon the consummation of this merger, TAS Energy will become a wholly owned subsidiary of the Company.

Pursuant to the Merger Agreement, upon the consummation of the merger, the Company has agreed to pay to the TAS Stockholders an initial aggregate purchase price comprised of $106 million payable in cash, subject to working capital and certain other adjustments set forth in the Merger Agreement, and $14 million aggregate principal amount of an unsecured promissory note (the “Note”) bearing interest at a rate of 3.5% per annum and to be paid in full on the second anniversary of the consummation of the merger. In addition, the Merger Agreement provides for an additional earn-out amount to become payable by the Company to the extent that TAS Energy’s EBITDA (as defined in an agreement included as an exhibit to the Merger Agreement) during the periods from closing until June 30, 2021 and from July 1, 2021 to June 30, 2022 exceeds certain thresholds (the “Earn-Out Payments”). The Company retains certain rights to offset in respect to any indemnity claims made pursuant to the Merger Agreement. The Merger Agreement contains customary representations, warranties, covenants and indemnities. The consummation of the merger is subject to customary closing conditions.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The Merger Agreement and the above description have been included to provide investors with information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about the Company, TAS Energy or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of the dates specified therein, are solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them that differ from those applicable to investors. Investors should be aware that the representations, warranties and covenants, or any description thereof, may not reflect the actual state of facts or condition of the Company, TAS Energy or any of their respective subsidiaries, affiliates or businesses. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company or TAS Energy. Accordingly, investors should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about the Company and TAS Energy and their respective subsidiaries that the Company includes in reports, statements and other filings that it makes with the Securities and Exchange Commission.

ITEM 7.01	Regulation FD Disclosure

On March 9, 2020, the Company issued a press release, which press release is furnished as Exhibit 99.1 hereto.

The information in this Item 7.01 and Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing. The information included in Exhibit 99.1 will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
2.1*	Agreement and Plan of Merger dated as of March 9, 2020 among Comfort Systems USA, Inc., OSC Acquisition Corp., TAS Energy Inc., and Element Partners II, L.P., as Stockholder Representative

99.1	Press Release of Comfort Systems USA, Inc. dated March 9, 2020

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

* The disclosure schedules referred to therein have been omitted pursuant to Item 601(b)(2) of Regulation S-K because the information set forth therein is both not material and would likely cause competitive harm to the Company if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMFORT SYSTEMS USA, INC.

By:	/s/ Laura F. Howell
Laura F. Howell, Vice President and General Counsel

Date: March 13, 2020